EXHIBIT 10.22

RETIREMENT BENEFITS AGREEMENT

THIS RETIREMENT BENEFITS AGREEMENT (this “Agreement”) is made and entered into as of the 23rd day of October, 2003, by and between GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation (“Employer”), and LARRY EDWARDS, an individual (“Employee”).

WHEREAS, Employee is employed by Employer and has served as its Chief Executive Officer and President; and

WHEREAS, Employee has agreed to serve as the Chairman of the Board of Directors of Employer and Chief Executive Officer of Employer commencing October 23, 2003, and Employee has agreed to no longer serve as President of Employer as of such date; and

WHEREAS, Employer wishes to provide for, among other things, a lump sum payment to be made by Employer to Employee upon the termination of his employment with Employer or other separation from his employment with Employer for any reason, including without limitation Employee’s retirement from his employment with Employer on a date to be selected by Employee or Employer’s termination of Employee’s employment with Employer pursuant to the Employment Agreement (as defined in Section 1 below) (the date of any such termination, separation or retirement being referred to herein as the “Retirement Date”);

NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth below, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employee’s Retirement. Employee and Employer confirm and agree that Employee will retire from employment with Employer as of the Retirement Date and that the employment relationship which existed between Employee and Employer and/or any of Employer’s affiliated companies will cease as of the Retirement Date. Nothing contained herein shall prevent or interfere with the ability of the parties to enter into agreements for Employee to provide consulting services and advice to Employer or Employer’s affiliates on an independent contractor basis (a “Subsequent Agreement”), including without limitation the Consulting Services Agreement (as defined in Section 9 below). In addition, it is anticipated that (a) Employee will continue to serve as a non-employee Class III member of the Board of Directors of Employer after the Retirement Date, (b) Employee will also serve as Chairman of such Board and as a member of various committees of such Board, and (c) Employee will be compensated for such services pursuant to the policies which apply generally to non-employee members of such Board. Employer shall cause its personnel records to reflect that Employee retired from employment with Employer effective on the Retirement Date. The Employment Agreement dated as of May 1, 2002, between Employer and Employee (as the same may subsequently be amended, supplemented or replaced, the “Employment Agreement”) shall continue in effect until the first to occur of its expiration or the Retirement Date. Employee acknowledges that neither the discontinuation of Employee’s service as Employer’s President nor any other circumstances referred to in this Agreement shall constitute “Good Reason” as such term is defined and used in the Employment Agreement.

2. Lump Sum Payment. Within 45 days after the Retirement Date, Employer shall pay to Employee a lump sum amount of $1,888,750, less applicable withholding taxes. Such amount is equal to the sum of (a) $1,624,316, which is the portion of such amount that is based on Employee’s compensation from Employer prior to the date of this Agreement, plus (b) $264,434, which is the portion of such amount that is based on benefits offered to Employee by Employer prior to the date of this Agreement. Employee acknowledges that such lump sum amount is consideration to which he is not otherwise entitled under any plan or program of Employer or prior agreement with Employer including without limitation the Employment Agreement. In addition, it is acknowledged that (a) such lump sum amount is not in consideration of services to be performed by Employee for Employer in the future and is fully earned and vested as of the date of this Agreement based upon Employee’s prior service for Employer and (b) the Company’s obligation to pay such lump sum amount is not contingent upon Employee’s performance of future services for Employer. Anything herein to the contrary notwithstanding, in the event that Employee dies before receipt of such lump sum amount, such amount shall be paid to his revocable trust or, if no such trust exists, to his estate, within 60 days after the date of his death.

3. Salary and MIC Plan. Employer will continue to pay to Employee his base salary through the Retirement Date, less applicable withholding taxes. Employer will also pay to Employee any bonus to which Employee may be entitled for the fiscal years preceding the fiscal year in which the Retirement Date occurs under Employer’s then-current Management Incentive Compensation Plan (the “MIC Plan”), less applicable withholding taxes, at the time the amount thereof is determined and is payable under the terms of the MIC Plan. In addition, with respect to the fiscal year in which the Retirement Date occurs, Employer will pay to Employee the amount, less applicable withholding taxes, determined by multiplying (a) the bonus to which Employee would be entitled for such fiscal year under the then-current MIC Plan as if he remained an employee of Employer until the end of such fiscal year, times (b) a fraction (i) the numerator of which is the number of days of such fiscal year that have elapsed as of the Retirement Date and (ii) the denominator of which is the number of days in such fiscal year. Such amount will be paid to Employee at the time the amount thereof is determined and is payable under the terms of the MIC Plan.

4. Stock Options. Employee has been granted certain non-qualified stock options pursuant to the 2000 Option Plan of GEEG Holdings, L.L.C. (a predecessor to Employer), as amended (the “2000 Plan”), and the 2001 Stock Option Plan of Employer (the “2001 Plan”). Except as hereinafter provided, nothing in this Agreement shall affect any rights or obligations of Employee or Employer under the Non-Qualified Stock Option Agreements entered into by Employee pursuant to the 2000 Plan or the 2001 Plan. In the event that, on or before the Retirement Date, Employee executes and delivers to Employer an Extension Agreement substantially in the form of Exhibit A hereto, Employer will, effective as of the Retirement Date: (a) extend the expiration date of the exercise period for all stock options granted to Employee under the 2000 Plan and the 2001 Plan to the first anniversary of the Retirement Date, (b) accelerate the vesting of all unvested options under the 2001 Plan, and (c) agree that the Non-Qualified

Stock Option Agreement(s) entered into by Employee with respect to all outstanding stock options granted to Employee under the 2000 Plan and the 2001 Plan shall be deemed to have been amended accordingly. The parties acknowledge that all of Employee’s outstanding stock options under the 2000 Plan are vested and that, therefore, the vesting thereof does not require acceleration.

5. Officer Matters. Employee shall resign from all employee, officer, director and committee member positions which Employee holds with Employer or any affiliate of Employer effective as of the Retirement Date, except that Employee shall not resign from Employee’s position as Chairman of Employer’s Board of Directors or as a Class III member of Employer’s Board of Directors. Nothing in this Agreement shall affect any of Employee’s rights or obligations with respect to indemnification or director and officer liability insurance coverage to which Employee is entitled or subject in his capacity as a former director and officer of Employer, a continuing Class III member of Employer’s Board of Directors, or a former officer or director of any affiliate of Employer. After the Retirement Date, Employee shall be entitled to the rights to indemnification and director and officer liability insurance coverage that Employer provides to other former directors and officers of Employer and to former directors and officers of any affiliate of Employer. In addition, to the extent permitted by law, Employee, as a former officer of Employer, shall be entitled to the same indemnification rights that are provided to Employee pursuant to Employer’s Certificate of Incorporation and Bylaws as of the date hereof.

6. Accrued Vacation Pay. On the Retirement Date, Employer shall compensate Employee for all of Employee’s accrued, but unused, vacation time through the Retirement Date in accordance with the policies of Employer.

7. Other Benefits. Except as specifically set forth in this Agreement, all employment benefits previously made available to Employee by Employer or any of its affiliates shall terminate on the Retirement Date. This Agreement shall not waive Employee’s right to any accrued benefit (a) under an Employer plan in which he is a qualified participant or (b) to which he is entitled by law, including but not limited to rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

8. Tax Preparation. Employer will pay Employee’s reasonable costs incurred as part of the preparation of his personal income tax returns for the year in which the Retirement Date occurs; provided, however, in no event shall Employer pay in excess of $2,000 of such costs.

9. Consulting Services Agreement. On the Retirement Date, Employer and Employee agree to enter into a Consulting Services Agreement substantially in the form attached hereto as Exhibit B (the “Consulting Services Agreement”). The parties shall mutually agree upon the consideration to be paid to Employee pursuant to the Consulting Services Agreement prior to their entry into such agreement, it being understood that such consideration shall be equal to one year of his then-current base salary plus his then-current target bonus under the MIC Plan. Anything herein to the contrary notwithstanding, in the event that Employee dies before the Retirement Date, such consideration shall be paid to Employee’s revocable trust or, if no such trust exists, his estate, in accordance with the payment schedule set forth in the Consulting Services Agreement.

10. Disclosure; No Disparagement. Employee and Employer will use good faith efforts to agree on the language of the press release to be used in announcing Employee’s retirement; provided, however, that it is understood that Employer shall be permitted to make such disclosure as may be required under federal securities laws. Employer agrees that Employer will instruct its officers and directors not to criticize, denigrate or disparage Employee, either orally or in writing; provided, however, that it is understood that Employer shall be permitted to make such disclosure as may be required under federal securities laws. Employee agrees that Employee will not criticize, denigrate or disparage Employer or any of its affiliates or their products and services, either orally or in writing.

11. Cooperation in Litigation. To the extent reasonably necessary and upon reasonable notice, following the Retirement Date, Employee will cooperate with Employer and its affiliates in connection with the prosecution or defense of any claim asserted by or against any of them (excluding a claim in connection with the enforcement of this Agreement) with respect to which Employee may have any knowledge.

12. Independent Legal Advice. Employee acknowledges that he has had the opportunity to be represented by independent legal counsel of his choice with respect to the advisability of signing this Agreement. Employer will pay Employee’s reasonable legal costs incurred as part of his discussions with Employer regarding his retirement; provided, however, in no event shall Employer pay in excess of $15,000 of such costs.

13. Knowledge of Contents. Each party acknowledges that such party has carefully read this Agreement and that the contents hereof are known and understood by such party. This Agreement is signed freely by each party hereto.

14. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by Employer or Employee of any liability whatsoever, or as an admission by Employer of any violation of the rights of Employee or any other person, or any violation of any order, law, statute, duty or contract.

15. Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof and thereof shall remain in full force and effect.

16. Governing Law. Except to the extent preempted by federal law, this Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

17. Prior Agreements Superseded; Entirety and Integration. Except as otherwise specifically provided herein, this Agreement supersedes and replaces all other prior agreements, written or oral, relating to Employee’s employment with Employer and/or any of Employer’s affiliated companies; provided, that, notwithstanding the foregoing, the Employment Agreement shall remain in effect until the earlier of its expiration or the Retirement Date. Upon the execution hereof by all of the parties hereto, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and, except as otherwise specifically noted herein, supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

18. Tax Matters. The parties acknowledge that the indemnification set forth in this Section 18 is also set forth in the current Employment Agreement and is being repeated herein to confirm its survival beyond the Retirement Date or any termination or expiration of the Employment Agreement. Employee shall indemnify, defend and hold harmless Employer and its Affiliates (and their respective officers, directors and employees) for any liability associated with federal, state or local income tax withholding and employment tax withholding in respect of Employee or his transferees (including all interest, penalties and additions to tax with respect thereto) resulting from, or arising with respect to, the issuance to Employee of any units of interest in the Predecessor Company, whether before or after the merger of GEEG Acquisition, L.L.C. into the Predecessor Company, whether acquired by purchase from any Subsidiary of Employer or otherwise, or the holding by Employee or his transferees of any such units of interest in the Predecessor Company. Unless otherwise defined in this Agreement, capitalized terms used in this Section 18 have the respective meanings given them in the current Employment Agreement.

19. Binding Effect; Amendments. This Agreement will be binding upon, and inure to the benefit of, Employer and Employee and their respective successors and assigns. This Agreement may not be modified or amended except by an instrument in writing signed by both Employee and a duly authorized representative of Employer.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above mentioned.

“Employer”

Global Power Equipment Group Inc.

By:	/s/ John M. Matheson
John M. Matheson
Vice President and General Counsel

“Employee”

/s/ Larry Edwards
Larry Edwards

EXHIBIT A

EXTENSION AGREEMENT

Reference is made to that certain Retirement Benefits Agreement (the “Retirement Benefits Agreement”) dated as of October 23, 2003, by and between Global Power Equipment Group Inc. (“Employer”) and the undersigned (“Employee”). Unless the context otherwise requires, capitalized terms used herein have the respective meanings ascribed to them in the Retirement Benefits Agreement.

Pursuant to Section 4 of the Retirement Benefits Agreement, Employee hereby agrees as follows effective as of the Retirement Date: (a) the expiration date of the exercise period for all outstanding stock options granted to Employee under the 2000 Plan and 2001 Plan shall be extended to the first anniversary of the Retirement Date, (b) the vesting of all unvested options under the 2001 Plan shall be accelerated, and (c) all Non-Qualified Stock Option Agreement(s) with respect to all outstanding stock options granted to Employee under the 2000 Plan and the 2001 Plan shall be deemed to have been amended accordingly. Notwithstanding the foregoing, it is understood that in no event may any such stock option be exercised more than 10 years after the date on which such stock option was granted.

Employee hereby acknowledges that he has been advised by Employer that he should seek the advice of his tax advisor or accountant prior to any execution by him of this Extension Agreement.

Employee hereby agrees to indemnify, defend and hold harmless Employer and its affiliates from any liability associated with federal, state and/or local income tax withholding and employment tax withholding in respect of Employee or his transferees (including all interest, penalties and additions to tax with respect thereto) resulting from, or arising with respect to, this Extension Agreement.

IN WITNESS WHEREOF, Employee has executed this Extension Agreement as of                     , 200    .

Larry Edwards

EXHIBIT B

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of the      day of                     , 200    , by and between Global Power Equipment Group Inc., a Delaware corporation (the “Company”), and Larry Edwards, an individual residing in                                         , Oklahoma (“Consultant”).

WHEREAS, the Company and its subsidiaries are engaged in the businesses of designing, engineering and fabricating equipment for gas turbine power plants and power-related equipment for industrial operations and providing related value-added services including engineering, retrofit and upgrade, and maintenance and repair, such businesses being conducted on a worldwide basis; and

WHEREAS, Consultant has significant experience and expertise in various matters related to the Company and its subsidiaries on account of his service as the Chief Executive Officer of the Company; and

WHEREAS, pursuant to the Retirement Benefits Agreement, dated October 23, 2003, between the Company and Consultant (the “Retirement Benefits Agreement”), Consultant and the Company agreed to enter into this Agreement upon his retirement from the Company; and

WHEREAS, the Company and its subsidiaries wish to obtain certain consulting services from Consultant in connection with their business activities after such retirement and Consultant is willing to provide such services to the Company and its subsidiaries on the terms specified herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1. Services. The services to be provided by Consultant will consist of assistance in connection with matters related to the Company and its subsidiaries normally performed by the Company’s Chief Executive Officer in accordance with past practice and the facilitation of the Company’s transition to a new Chief Executive Officer (“Services”). All Services will be rendered at the request and under the general direction of the Company’s Board of Directors. The Company will provide Consultant such information about the business activities of the Company and its subsidiaries as Consultant may reasonably require in order to carry out the Services.

2. Standard of Performance. All Services will be performed by Consultant with a level of skill and care generally exercised by employees or other consultants engaged in performing the same or similar services. In performing the Services, Consultant will comply fully with all applicable laws.

3. Relationship. The relationship between the Company and Consultant will be that of independent contractors and Consultant will not be or be deemed to be a partner, agent or employee of the Company or any of its subsidiaries. Consultant will have no authority to enter into contracts or agreements on behalf of the Company or otherwise bind the Company in his capacity as Consultant under this Agreement. Consultant will not be eligible to participate in any employee pension, insurance, medical, retirement or other fringe benefit plan of the Company or any of its subsidiaries on account of the provision of Services pursuant to this Agreement. Consultant will control the conduct and means of performing the Services.

4. Term. Unless earlier terminated pursuant to Section 20 hereof, this Agreement will become effective on the date hereof and will continue until the first anniversary of the date hereof.

5. Availability. Upon reasonable advance notice, Consultant will make himself available at times and places as reasonably required to perform the Services contemplated by this Agreement. Consultant will not be required to travel outside Tulsa, Oklahoma, unless the Company and Consultant mutually agree that such travel is necessary in order to provide the requested Services.

6. Fees. The Company will pay Consultant an aggregate fee of [$            ] in consideration of Consultant’s performance of the Services. Such fee will be payable on each monthly anniversary of the date of this Agreement in 12 equal installments; provided, however, that, at the Company’s discretion, such payment may be accelerated based upon substantial completion of assignments, satisfactory performance and other factors, but in no event shall the aggregate amount of payment be less than [$            ]. In the event of Consultant’s death during the term of this Agreement, the unpaid portion of such fee shall be paid to Consultant’s revocable trust or, if no such trust exists, to Consultant’s estate in accordance with the above payment schedule. In the event of Consultant’s inability to perform the Services during the term of this Agreement on account of disability or incapacity, Consultant shall not be in breach of this Agreement on account thereof and the Company shall continue to make the payments to Consultant called for by this Section 6.

7. Expenses and Facilities. The Company will reimburse Consultant for all reasonable business expenses paid or incurred by Consultant directly in connection with the performance of the Services. In addition, while this Agreement remains in effect and during the time that the Company has requested that Consultant perform any Services, the Company will make available to Consultant without charge appropriate office space, office equipment and clerical assistance for use in connection with Consultant’s performance of such Services. During the term of this Agreement, Consultant will retain possession of the cell phone and portable computer obtained by Consultant from the Company. Upon the expiration of the term of this Agreement, Consultant will retain possession of such portable computer after removal therefrom of all property and software owned or licensed by the Company, including all Confidential Information (as hereinafter defined). If Consultant is requested by the Company to travel outside of the United States, the Company will arrange for business class travel by Consultant.

8. Taxes. Consultant will pay, be fully responsible for and indemnify the Company and its subsidiaries against all taxes attributable to the compensation payable to Consultant hereunder, including, without limitation, income, unemployment, Social Security and Medicare taxes.

9. Insurance. While this Agreement remains in effect, Consultant will maintain in force or cause to be maintained in force with respect to any automobile operated by Consultant automobile liability insurance with limits of not less than $100,000 for any one person for bodily injury or death, $300,000 for any one accident for bodily injury or death and $50,000 for property damage. Consultant will provide the Company evidence of such insurance upon its request.

10. Work Product. Consultant agrees that all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to the Company’s or any of its subsidiaries’ actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by Consultant (either solely or jointly with others) during the term of this Agreement or during his prior employment with the Company (“Work Product”) will be the sole and exclusive property of the Company or any such subsidiary. Consultant will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after the term of this Agreement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

11. Confidential Information.

(a) Consultant acknowledges that:

(i) the Work Product, artificial intelligence systems, information, customer lists, goodwill, observations and data disclosed to, developed by or obtained by him during the term of this Agreement or during his prior employment with the Company concerning the business or affairs of the Company or any such subsidiary (including without limitation the Company’s and its subsidiaries’ technology, methods of doing business and supplier and customer information) (collectively, “Confidential Information”) are highly confidential and uniquely valuable to the Company and its subsidiaries;

(ii) such Confidential Information is and will continue to be the property of the Company or any such subsidiary;

(iii) the Company and each of its subsidiaries has a proprietary interest in their respective Confidential Information, including without limitation the identity of their respective customers and suppliers, solicited customers, customer and supplier lists;

(iv) the continued success of the Company and its subsidiaries depends in large part on keeping the Confidential Information from becoming known to competitors of the Company and its subsidiaries; and

(v) the Company and its subsidiaries will be irreparably harmed by disclosure of any Confidential Information.

(b) Therefore, Consultant agrees:

(i) That, during the term of this Agreement and for all times thereafter, except as required by law or court order, he will not directly or indirectly disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Consultant’s acts or omissions to act;

(ii) To use his best efforts and diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft;

(iii) That upon the expiration of the term of this Agreement or at any other time the Company may request, for whatever reason, Consultant will deliver (and in the event of Consultant’s death or incapacity, his representative will deliver) to the Company all computer equipment or backup files of or relating to the Company and its subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its subsidiaries which he may then possess or have under his control. If the Company requests, Consultant (or his representative) agrees to provide written confirmation that Consultant has returned all such materials to the Company or one of its subsidiaries; and

(iv) That upon the expiration of the term of this Agreement or at any other time the Company may request, for whatever reason, Consultant will assign all rights, title and interest in the Confidential Information, the Work Product, all computer equipment or backup files of or relating to the Company or any of its subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its subsidiaries which Consultant may then possess, has under his control, or has ever developed, obtained, or contributed to during his tenure with the Company.

(c) Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

12. Noncompete; Nonsolicitation.

(a) Consultant agrees that, until the first anniversary of the date of this Agreement (the “Restricted Period”), he will not directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in any business (including by himself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with, or potential competition with, the businesses of the Company or any of its subsidiaries as such businesses exist during the term of this Agreement, within the United States or any other geographical area in which the Company or any of its subsidiaries engages or plans to engage in such businesses. Nothing herein will prohibit Consultant from (i) being a passive owner of not more than 2% of the outstanding stock of a corporation which is publicly traded, so long as Consultant has no active participation in the business of such corporation, or (ii) providing consulting services to investment companies with respect to investments in businesses that may or may not be in competition with the Company or any of its subsidiaries so long as Consultant (A) continues to perform the Services and his other obligations under this Agreement, (B) does not disclose any competitive information of the Company or other Confidential Information, and (C) acts in accordance with his fiduciary and other duties as a director of the Company.

(b) During the Restricted Period, Consultant will not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or any such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, including without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or any of its subsidiaries, (ii) hire any person who was an employee of the Company or any of its subsidiaries at any time during Consultant’s employment period, or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any such subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any of its subsidiaries.

(c) Consultant agrees that: (i) the covenants set forth in this Section 12 are reasonable in geographical and temporal scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of Consultant contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

(d) If, at the time of enforcement of this Section 12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

13. Remedies. Consultant recognizes and affirms that in the event of his breach of any provision of Section 10, 11 or 12 hereof, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, Consultant agrees that in the event of a breach or a threatened breach by Consultant of any of the provisions of Section 10, 11 or 12 hereof the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

14. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, charges prepaid, or sent via facsimile. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Global Power Equipment Group Inc.

6120 South Yale, Suite 1480

Tulsa, OK 74136

Attention: General Counsel

Facsimile No.: (918) 274-2367

To the Consultant:

Larry Edwards

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any such notice, demand or other communication will be deemed to have been received (a) when delivered, if personally delivered, or sent by nationally-recognized overnight courier or sent via facsimile or (b) on the third business day following the date on which the piece of mail containing such notice, demand or other communication is posted if sent by certified or registered mail.

15. Severability. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision will not be thereby affected and will be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court will reduce the duration, area, or matter of such provision, and, in its reduced form, such provision will then be enforceable and will be enforced.

16. Assignment. All rights and obligations herein contained will inure to the benefit of and be binding upon the Company, Consultant, their successors and their permitted assigns. Consultant will not assign any rights or obligations under this Agreement without the prior written consent of the Company.

17. Governing Law. Except as otherwise provided below, this Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. It is acknowledged, however, that the terms and provisions of this Agreement have been arrived at in good faith by the parties hereto, and the parties intend that this Agreement shall be fully enforceable. To that end the parties agree that to the extent that this Agreement or some aspect thereof or the performance or breach thereof bears a reasonable relationship to a jurisdiction other than the State of Oklahoma, and if the same shall be enforceable under the laws of such jurisdiction but not the State of Oklahoma, the laws of the jurisdiction in which such enforceability prevails shall govern their rights and duties in that regard.

18. Entire Agreement and Waiver. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any other understanding entered into by or on account of the parties with respect to the subject matter hereof to the extent inconsistent herewith. This Agreement may not be changed, modified or amended except in writing signed by the parties hereto. The failure of either party to exercise any rights under this Agreement for a breach thereof will not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

19. Release. Within 30 days after the date hereof and so long as Consultant executes and delivers to the Company the Release attached as Annex A hereto (the “Release”) on the date hereof and does not revoke the Release pursuant to the provisions of the Release, the Company shall pay to Consultant a lump sum amount of $812,158, less applicable withholding taxes, in consideration of the Release and the acknowledgements, waivers, representations and undertakings specified in the Release. Anything in this Agreement to the contrary notwithstanding, this Agreement shall be void and of no force or effect if Consultant does not so execute and deliver the Release to the Company or if Consultant revokes the Release pursuant to the provisions of the Release.

20. Termination.

(a) Anything in this Agreement to the contrary notwithstanding, this Agreement is subject to early termination (i) by resolution of the Board of Directors of the Company (the “Board”) with or without Cause (as hereinafter defined) or (ii) upon Consultant’s voluntary termination with or without Good Reason (as hereinafter defined).

(b) As used in this Agreement, the following terms shall have the meanings set forth below:

(i) “Cause” means the occurrence of any one of the following as determined by the Board: (A) a material breach of Consultant’s obligations under this Agreement if such breach has continued for a period of 10 days after written notice of such failure has been given by the Company to Consultant; (B) the commission by Consultant of a felony, or any crime involving theft, dishonesty or moral turpitude; (C) the commission by Consultant of act(s) or omission(s) which are willful and deliberate acts intended to harm or injure the business, operations, financial condition or reputation of the Company or any affiliate of the Company; (D) Consultant’s drunkenness or use of drugs which interferes with the performance of Consultant’s duties under this Agreement, which drunkenness or use of drugs continues after receipt of notice to Consultant from the Company of his violation of this provision; or (E) any attempt by Consultant to secure any personal profit in connection with the business of the Company unless given prior written approval by unanimous consent of the Board.

(ii) “Good Reason” for resignation by Consultant means his resignation because of: (A) an assignment, by action of the Board, to Consultant of any duties and responsibilities that are substantially inconsistent with “Services” as such term is defined and used in this Agreement; or (B) a material breach of the Company’s obligations under this Agreement if such breach has continued for a period of 10 days after written notice of such failure has been given by Consultant to the Company.

(c) If this Agreement is terminated pursuant to this Section 20 by resolution of the Board with Cause or by reason of Consultant’s voluntary resignation without Good Reason, then Consultant shall be entitled to receive only all previously earned and accrued but unpaid fees under this Agreement up to the date of termination. If this Agreement is terminated pursuant to this Section 20 by reason of Consultant’s voluntary resignation with Good Reason or by resolution of the Board without Cause, then Consultant shall be entitled to receive all fees under this Agreement to which he would have otherwise been entitled but for such termination, such fees to be paid in accordance with the payment schedule set forth in this Agreement. Except as provided in this Section 20, Consultant shall not be entitled to any other fees or payments upon termination of this Agreement.

(d) The provisions of Sections 8, 10 through 18, and 21 of this Agreement shall survive any termination of this Agreement pursuant to this Section 20.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“Company”	“Consultant”

Global Power Equipment Group Inc.

By:
Name:	Larry Edwards
Title:

B-9